Exhibit 10.1
December 22, 2006
Mr. Michael El-Hillow
39 Maple Tree Avenue
Unit #22
Stamford, CT 06906
Dear Mike,
Evergreen Solar is very pleased to extend an offer of employment to you for the position of Chief Financial Officer, reporting to Rick Feldt. As with all employees, your position and duties are subject to change as the needs of the business may require. Also, you will be expected to follow the policies and procedures of the Company, as they may exist and be revised during the course of your employment.
Base Compensation: Your starting gross base compensation will be $12,500 per pay period (equivalent to $325,000 annually), paid bi-weekly. Additionally you will receive a one time “sign-on” bonus in the gross amount of $25,000. This bonus will be paid to you within 14 days of your start date.
Bonus Plan Participation: You will be eligible to participate in the Evergreen Solar Management Incentive Plan. This plan provides you with the opportunity to earn an annual bonus, at target, of up to 60% of your base salary based on the financial performance of the company and specific strategic goal attainment. As with all executive compensation, the Board of Directors retains the right to amend bonus plan design from one plan year to the next. Should a change in the bonus plan be made, we will communicate that to all plan participants. Current plan details will be provided to you shortly after your start date.
Relocation Expenses: The Company has agreed to reimburse you for relocation expenses associated with your move to Massachusetts. All expenses must be reasonable and documented. Relocation expenses are intended to cover, among other things, realtor’s fees, closing costs, movement of household goods and house hunting trips. Upon acceptance of this offer I will provide you with the contact information of the various relocation service providers that Evergreen Solar is contracted with.
Temporary Living Expenses: As discussed, Evergreen Solar will provide you with a temporary living allowance of up to $5,000 per month, for up to three months. All expenses must be reasonable and documented.

December 22, 2006

Benefits: As a full-time employee of Evergreen Solar you are eligible for our comprehensive benefits program. This program presently includes medical insurance, disability insurance, life insurance, paid time off (PTO), holiday pay, 401(k) savings plan, and others. You will receive more detailed information regarding Evergreen’s benefits and policies on or before your first day of employment. Where a particular benefit is subject to a formal plan document or government regulations (for example, medical insurance, 401(k)), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Should you have any questions about the Company’s benefits, please feel free to request a copy of the plan document and/or contact me directly. Evergreen Solar, of course, reserves the right on a prospective basis to modify, change or eliminate its compensation, bonus or benefit programs, at the Company’s sole discretion.
As referenced above the Company utilizes a Paid Time Off Plan (PTO), which combines traditional sick and vacation time into one bank of hours. Your offer assumes four weeks of vacation, and six sick days, or 208 PTO hours annually.
Restricted Stock: Subject to the approval of the Company’s Board of Directors, you will be granted 200,000 restricted shares of Evergreen Solar stock, with a four year vesting schedule, which is subject to the terms and conditions of any Restricted Stock Plan and Restricted Stock Agreement. Nothing in this paragraph or any of the referenced agreements shall alter the nature of the employment relationship or otherwise create an express or implied contract or promise to employ you for a specific period of time.
Evergreen Solar Non-competition, Nondisclosure and Developments and Dispute Resolution Agreement: In order to protect the Company’s substantial investment of time and money in the creation and maintaining of its Confidential Information and good-will with its customers, vendors and other business partners, you are required to sign the Company’s Non-competition, Nondisclosure and Developments Agreement (NCA), attached to this letter. Your obligations under the NCA shall continue regardless of any change in your title or compensation, and regardless of the reasons for any termination of employment.
Also, as we have explained to you, just as Evergreen Solar regards the protection of our trade secrets, and other confidential information as a matter of great importance, we also respect that you may have an obligation to your present and/or prior employers to safeguard the confidential information of those companies. Evergreen Solar respects these obligations, and expects you to honor them as well. To that end, we expect that you will not take any documents or other confidential information from your employer if and when you depart. Further, we want to make it perfectly clear you should not bring with you to Evergreen Solar, or use in the performance of your responsibilities for our Company, any proprietary business or technical information, materials or documents of a

December 22, 2006

former employer. The Company also requires you to verify that the performance of your position at Evergreen Solar does not and will not breach any valid agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to Evergreen Solar). Please provide us with a copy of any such agreements.
Nature of Relationship/Interpretation of Letter
Mike, while we obviously are hopeful and confident that our relationship will be mutually rewarding, satisfactory and sustaining, this letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy under which both you and the Company remain free to end the employment relationship at any time and for any reason. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation of any kind, or grant you any benefit beyond the end of your employment with the Company. Also, this letter constitutes our entire offer regarding the terms and conditions of your employment by Evergreen Solar, and with the exception of the Evergreen Solar NCA, it supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. Your employment with Evergreen Solar shall be governed by and construed under the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.
Finally, you also must complete an Employment Eligibility Verification Form, and submit (within 3 business days of employment) an original document establishing identity and employment eligibility.
We are hopeful that you will reach a favorable conclusion with regard to this offer, and if you do, would anticipate an early January, 2007 start date.
Sincerely,
/s/ Gary T. Pollard
Gary T. Pollard
Vice President of Human Resources

Agreed and Accepted:

/s/ Michael El-Hillow	1/2/07

Michael El-Hillow	Date